Approved by Compensation Committee 3.2019
REGIS CORPORATION
STOCK PURCHASE AND MATCHING RSU PROGRAM
(As Amended and Restated Effective March 20, 2019)
1.    Establishment and Purpose. This Regis Corporation Stock Purchase and Matching RSU Program (this “SPMP”) was adopted by the Board of Directors (the “Board”) of Regis Corporation (the “Company”) on August 30, 2018 and amended and restated on March 20, 2019. This SPMP is intended to provide certain key employees of the Company and its affiliates with the opportunity to (i) purchase shares of the Company’s common stock, par value $0.05 per share (the “Common Stock”) with amounts (x) earned under the Company’s Short Term Incentive Compensation Plan, or any successor plan pursuant to which eligible employees receive annual cash incentive awards (together, the “Annual Bonus Plan”), (y) received as a sign-on or inducement bonus in connection with commencement of employment with the Company or its affiliates, to the extent no longer subject to repayment (a “Sign-On Bonus”), or (z) if so authorized by the Compensation Committee of the Board (the “Committee”), contributed directly by an eligible employee (a “Direct Contribution”), and (ii) receive certain matching restricted stock unit awards (the “Matching RSUs”) for making such purchases on the terms set forth herein.
2.    Eligibility; Participation; Administration.
2.1.    Eligibility. An employee of the Company or an affiliate shall be eligible to participate in this SPMP if the employee is an officer of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended, and the Committee approves the participation of such employee.
2.2.    Participation. An eligible employee may elect to participate in this SPMP by submitting a participation agreement in the form determined by the Company (a “Participation Agreement”) to the Company or its affiliate, as applicable, and become a “Participant” under this SPMP.
2.3.    Administration. This SPMP shall be administered by the Committee. The Committee has full discretionary authority to construe and interpret the provisions of this SPMP and make factual determinations hereunder, including the power to determine the rights or eligibility of employees or Participants and any other persons, and the amounts of their contributions and benefits under this SPMP, and to remedy ambiguities, inconsistencies or omissions. The Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of this SPMP and as are consistent with the terms of this SPMP. The Committee may delegate all or any part of its powers, rights, and duties under this SPMP to such person or persons as it may deem advisable, and may engage agents to provide certain administrative services with respect to this SPMP. All decisions made by the Committee pursuant to the provisions of this SPMP shall be final and binding on all persons, including the Company and Participants.
3.    Stock Purchases; Matching Restricted Stock Unit Awards; Employment Required.
3.1.    Stock Purchases.
(a)    A Participant may, but is not required to, elect to purchase shares of Common Stock having a fair market value on the purchase date equal to the “Stock Purchase Amount.”
(i) For the Company’s fiscal year ended June 30, 2018, “Stock Purchase Amount” will equal the product obtained by multiplying (A) the Participant’s target annual incentive award for fiscal 2018 by (B) 25% or 50%, as selected by Participant (the “Election Percentage”) by (C) 52.8% (the “Post-Tax Percentage”).
(ii) For the Company’s fiscal year ended June 30, 2019 and thereafter, “Stock Purchase Amount” will equal the product obtained by multiplying (A) the Participant’s Bonus Payment, by (B) the Election Percentage by (C) the Post-Tax Percentage.
(iii) If so authorized by the Committee, “Stock Purchase Amount” will equal the Participant’s Direct Contribution.
The “Bonus Payment” is the amount of (i) the annual incentive to be paid under the Annual Bonus Plan, which shall be determined based on the amount of the annual incentive the Committee determines is earned under the Annual Bonus Plan following certification of the level of achievement of the performance metrics under the Annual Bonus Plan and any discretionary adjustments determined to be used by the Committee pursuant to the Annual Bonus Plan or (ii) any Sign-on Bonus. The Committee shall have the right to revise the Post-Tax Percentage from time to time to reflect changes in tax law.
(b)    If a Participant elects to purchase shares of Common Stock under this SPMP, the purchase shall be effected by the Participant submitting (i) an election form by the date specified by the Company following the determination by the Committee of any eligible Direct Contribution amount or Sign-on Bonus or the certification by the Committee of the level of achievement under the Annual Bonus Plan and (ii) a check payable to the Company in an amount equal to the Stock Purchase Amount, or, alternatively if the Company so elects and the election form provides authorization therefor, the Company shall withhold an amount equal to the Stock Purchase Amount from the amount otherwise due to be paid to the Participant under the applicable Annual Bonus Plan or Sign-On Bonus. Once submitted by the Participant for the applicable fiscal year, such election form shall become irrevocable. The Company will then use such Stock Purchase Amount to purchase shares of Common Stock under this SPMP on a date determined by the Company (the “Purchase Date”). The number of shares of Common Stock (rounded down to the nearest whole share) to be purchased shall be determined by dividing the Stock Purchase Amount by the closing price of a share of Common Stock on the New York Stock Exchange or such other principal securities exchange on which the shares of Common Stock are listed or traded on the Purchase Date. The Company shall, as soon as practicable after the Purchase Date, issue one or more certificates representing the shares of Common Stock purchased under this SPMP in the name of the Participant and shall hold such certificates on behalf of the Participant for the sole purpose of determining whether the shares are being retained by the Participant. The Participant shall have all rights of a shareholder with respect to all shares of Common Stock purchased under the SPMP, including the right to vote as well as the right to receive all dividends declared and paid thereon. The Participant shall have a right to receive the certificates from the Company at any time, provided that once the Participant receives the certificates, the Company shall be entitled to such action as it deems appropriate to determine whether the shares are being retained by the Participant or being sold or transferred in a manner that would affect the Participant’s rights under the Matching RSUs.
(c)    The total number of shares of Common Stock reserved and available for stock purchases pursuant to this SPMP shall be 250,000, which number of shares shall be subject to equitable adjustment by the Committee in the event of any equity restructuring, such as a stock dividend or stock split. For the avoidance of doubt, shares of Common Stock issued pursuant to awards of Matching RSUs shall not reduce the shares reserved and available in the preceding sentence, but instead shall be issued from the shares reserved and available for issuance under the Company’s 2016 Long Term Incentive Plan or any successor equity compensation plan (“LTIP”).
3.2.    Matching Restricted Stock Unit Awards. A Participant who purchases shares in accordance with Section 3.1 shall also receive Matching RSUs, evidenced by the form of agreement attached hereto as Exhibit A(1), in the case of the Company’s CEO only, and Exhibit A(2), in the case of the other Participants.
For fiscal year 2018, the number of shares of Common Stock subject to the Matching RSUs shall be determined by dividing the amount of the Participant’s target annual incentive award for fiscal 2018, regardless of the amount actually earned or paid) by the per share price at which shares of Common Stock were purchased in accordance with Section 3.1(b), multiplied by 100% if the Participant’s election with respect to the fiscal 2018 is 50% or (b) 50% if the Participant’s election was 25%.
For fiscal years after fiscal year 2018, the number of shares of Common Stock subject to the Matching RSUs shall be determined by dividing the Bonus Payment (before deducting any related or normalized tax withholding) by the per share price at which shares of Common Stock were purchased in accordance with Section 3.1(b), multiplied by (a) 200% if the Participant’s Election Percentage was 50% or (b) 100% if the Participant’s Election Percentage was 25%.
With respect to any Direct Contribution, the number of shares of Common Stock subject to the Matching RSUs shall be determined by dividing the Direct Contribution by the per share price at which shares of Common Stock were purchased in accordance with Section 3.1(b), multiplied by a percentage determined by the Committee in its discretion when it authorizes the Direct Contribution.
Sale or transfer of the shares of Common Stock purchased under the SPMP prior to the date Matching RSUs have vested will affect the vesting of any Matching RSUs or result in the forfeiture thereof, as detailed in Matching RSU award agreement.
3.3.    Calculation Example. For illustrative purposes only, if a Participant’s pre-tax annual incentive to be paid (or, with respect to fiscal 2018, the target annual incentive award amount) under the Annual Bonus Plan for a fiscal year was $500,000 and the Participant elected to purchase shares of Common Stock under this SPMP at an Election Percentage of 50%, the following calculation would apply:

	FY18	FY19
Pre-tax contribution:	$250,000	$250,000
Assumed tax rate:	47.2%	47.2%
After-tax common stock purchase value required to be paid to the Company by Participant (i.e., “Stock Purchase Amount”):	$132,000	$132,000
Value of Matching RSU grant:	$250,000	$500,000

3.4    Employment Required. A Participant must be employed by the Company or an affiliate of the Company on the date that the shares of Common Stock are purchased in accordance with Section 3.1(b) in order to purchase shares of Common Stock under this SPMP and receive Matching RSUs under the LTIP.
4.    Miscellaneous.
4.1.    Amendment and Termination. The Company reserves the right to amend, modify, or terminate this SPMP (in whole or in part) at any time by action of the Board or the Committee, with or without prior notice. Except as described below in this Section 4.1, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to any shares already purchased hereunder or any Matching RSUs granted pursuant hereto, up to the date of amendment or termination, without the consent of the Participant. Subject to the above provisions, the Board and the Committee shall have broad authority to amend this SPMP to take into account changes in applicable law, including but not limited to securities and tax laws and accounting rules.
4.2.    No Right to Employment. Neither the adoption of this SPMP nor the granting of awards under this SPMP shall confer upon any employee any right to continued employment nor shall they interfere in any way with the right of the Company, or a subsidiary or an affiliate thereof, to terminate the employment of any employee at any time. Nothing contained in this SPMP shall prevent the Company, or a subsidiary or an affiliate thereof, from adopting other or additional compensation arrangements for their respective employees.
4.3.    Controlling Law. This SPMP and actions taken thereunder shall be governed by and construed in accordance with the laws of Minnesota (other than its law respecting choice of law). This SPMP shall be construed to comply with all applicable law and to avoid liability to the Company, an affiliate or a Participant.
4.4.    No Rights with Respect to Continuance of Employment. Nothing contained herein shall be deemed to alter the relationship between the Company or an affiliate and a Participant, or the contractual relationship between a Participant and the Company or an affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment between the Company or an affiliate and a Participant. The Company or an affiliate and each of the Participants continue to have the right to terminate the employment or service relationship at any time for any reason, except as provided in a written contract. The Company or an affiliate shall have no obligation to retain the Participant in its employ or service as a result of this SPMP. There shall be no inference as to the length of employment or service hereby, and the Company or an affiliate reserves the same rights to terminate the Participant’s employment or service as existed prior to the individual becoming a Participant in this SPMP.
4.5.    Headings. The headings contained in this SPMP are for reference purposes only and shall not affect the meaning or interpretation of this SPMP.
4.6.    Severability. If any provision of this SPMP shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereby, and this SPMP shall be construed as if such invalid or unenforceable provision were omitted.
4.7.    Successors and Assigns. This SPMP shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon a Participant, and all rights granted to the Company hereunder, shall be binding upon the Participant’s heirs, legal representatives and successors.
4.8.    Entire Agreement. This SPMP and each Participation Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the SPMP and each Participation Agreement, the terms and conditions of this SPMP shall control.

REGIS CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
(Tier I EMPLOYEES)
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”), dated as of ________, 20__ (the “Grant Date”), is between Regis Corporation, a Minnesota corporation (the “Company”), and ________________ (the “Participant”).
WHEREAS, the Participant is a valued and trusted employee of the Company and the Company desires to grant the Participant an award of Restricted Stock Units which afford the Participant an opportunity to receive shares of the Company’s Common Stock under the Regis Corporation 2018 Long Term Incentive Plan (as may be amended from time to time, the “Plan”); and
WHEREAS, the Committee has duly made all determinations necessary or appropriate for the grant of the Restricted Stock Units hereunder (the “Award”); and
WHEREAS, this Award is granted in connection with your purchase of [•] shares of the Company’s Common Stock (the “Related Shares”) under the Company’s Stock Purchase and Matching RSU Program.
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:
1.    Definitions.
For purposes of this Agreement, the definitions of terms contained in the Plan hereby are incorporated by reference, except to the extent that any such term is specifically defined in this Agreement.
(a)    “Good Reason” (i) shall have the meaning ascribed to such term in Participant's employment agreement with the Company; provided, however, that in order for the Termination of Employment to constitute a Termination of Employment for Good Reason, Participant must terminate employment no later than one hundred and twenty (120) days following the end of the applicable cure period, or (ii) if there is no such employment agreement with the Company, “Good Reason” shall mean the occurrence, without the express written consent of the Participant, of any of the following:
(A)    any material diminution in the nature of the Participant's authority, duties or responsibilities;
(B)    any reduction by the Company in the Participant's base salary then in effect or target bonus percentage (other than any reduction mutually agreed upon by the Company and the Participant), other than an across the board reduction of not more than 10% that applies to all other executives who report to the Chief Executive Officer of the Company; or
(C)    following a Change in Control, failure by the Company to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which the Participant is then participating;
provided that the Participant notifies the Company of such condition set forth in clause (A), (B) or (C) within ninety (90) days of its initial existence and the Company fails to remedy such condition within thirty (30) days of receiving such notice (the “Cure Period”) and the Participant delivers written notice of termination of employment to the Company's General Counsel within thirty (30) days following the end of the Cure Period, designating an employment termination date no later than one hundred and twenty (120) days following the end of the Cure Period.
(b)    “Qualifying Termination” means a Termination of Employment:
(i)    (A) without Cause (other than a result of death or Disability) or for Good Reason within 12 months following a Change in Control or (B) due to death or Disability; or
(ii)    by reason of Participant’s Retirement or termination without Cause (other than as a result of death or Disability), in each case on or after the second anniversary of the Grant Date.

(c)    “Retirement” means any Termination of Employment (other than by the Company for Cause or due to death or Disability) at or after age sixty-two (62) or at or after age fifty-five (55) with fifteen (15) or more years of continuous service to the Company and its Affiliates.
2.    Grant of Restricted Stock Units, Term and Vesting.
(a)    Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Participant _______     (______    ) Restricted Stock Units (the “RSUs”), with no obligation to pay cash or other property for such RSUs. The RSUs will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with each RSU representing an unfunded and unsecured promise by the Company to issue to the Participant one share of the Company’s Common Stock in settlement of a vested RSU.
(b)    100% of the RSUs will vest on the fifth anniversary of the Grant Date, subject to Participant’s continued employment with the Company through such anniversary and the other terms and conditions set forth in this Agreement.
(c)    Notwithstanding Section 2(b), if the Participant experiences a Qualifying Termination, then the Applicable Portion of the RSUs immediately shall vest as of the date of Participant’s Termination of Employment. For purposes of the immediately preceding sentence, the “Applicable Portion of the RSUs” has the meaning set forth in the table below:

Type of Qualifying Termination	Applicable Portion of the RSUs
Clause (i) of the definition of Qualifying Termination
(i) if the Termination of Employment occurs prior to the third anniversary of the Grant Date, a number of RSUs equal to the product obtained by multiplying (A) the total number RSUs by (B) a fraction, the numerator of which is the number of days elapsed from the Grant Date through the date of Participant’s Termination of Employment and the denominator of which is the number of days between the Grant Date and the fifth anniversary of the Grant Date, and (ii) if the Termination of Employment occurs on or after the third anniversary of the Grant Date, 100% of the RSUs.

Clause (ii) of the definition of Qualifying Termination
a number of RSUs equal to the product obtained by multiplying (i) the total number RSUs by (ii) a fraction, the numerator of which is the number of days elapsed from the Grant Date through the date of Participant’s Termination of Employment and the denominator of which is the number of days between the Grant Date and the fifth anniversary of the Grant Date.

(d)    For purposes of this Agreement, if Participant’s RSUs are considered non-qualified deferred compensation subject to Code Section 409A, a Termination of Employment shall be deemed to have occurred only if on such date the Participant has also experienced a “separation from service” as defined in the regulations promulgated under Code Section 409A.
(e)    For purposes of this Agreement, if Participant’s RSUs are considered non-qualified deferred compensation subject to Code Section 409A, a Change in Control shall be deemed to have occurred for purposes of settling vested RSUs only if such event would also be deemed to constitute a change in ownership or effective control, or a change in the ownership of a substantial portion of the assets, of the Company under Code Section 409A.
(f)    In the event that Participant’s Termination of Employment would qualify Participant for accelerated vesting under more than one type of Qualifying Termination, the type of Qualifying Termination that provides for the vesting of the greatest number of RSUs shall apply.
3.    Forfeiture of Unvested RSUs.
(a)    Subject to any accelerated vesting under Sections 2(c), and any exercise of the Committee’s discretion under Section 8.3(4) of the Plan, if the Participant experiences a Termination of Employment, any unvested RSUs shall be forfeited and the Participant shall have no further interest in, or right to receive shares of Common Stock in settlement of, such RSUs.
(b)    If Participant transfers (other than pursuant to the laws of descent and distribution) 50% or less of the Related Shares before any portion of Participant’s RSUs vest, Participant will immediately forfeit 50% of the unvested RSUs. If Participant transfers (other than pursuant to the laws of descent and distribution) more than 50% of the Related Shares (including any such shares transferred pursuant to the immediately preceding sentence) before any portion of the Participant’s RSUs vest, Participant will immediately forfeit 100% of any unvested RSUs.

4.    Settlement of RSUs.
Subject to Section 21, after any RSUs vest pursuant to Section 2, the Company shall, as soon as practicable (but no later than thirty (30) days following the date on which the RSUs vest), cause to be issued and delivered to the Participant one share of Common Stock in payment and settlement of each vested RSU. Delivery of the shares shall be effected by the delivery of a stock certificate evidencing the shares, by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to the Participant, or by the electronic delivery of the shares to a brokerage account designated by the Participant, and shall be subject to the tax withholding provisions of Section 8 and compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws, and shall be in complete satisfaction and settlement of such vested RSUs. Upon settlement of the RSUs, the Participant will obtain, with respect to the shares of Common Stock received in such settlement, full voting and other rights as a shareholder of the Company.
5.    Shareholder Rights.
The RSUs subject to this Award do not entitle the Participant to any rights of a holder of the Company’s Common Stock. The Participant will not have any of the rights of a shareholder of the Company in connection with the grant of the RSUs unless and until shares of Common Stock are issued to the Participant in settlement of the RSUs as provided in Section 4.
6.    Dividend Equivalents.
If a cash dividend is declared and paid by the Company with respect to its Common Stock, the Participant will be credited as of the applicable dividend payment date with an additional number of RSUs (the “Dividend RSUs”) equal to (i) the total cash dividend the Participant would have received if the number of RSUs credited to the Participant under this Agreement as of the related dividend payment record date (including any previously credited Dividend RSUs) had been actual shares of Common Stock, divided by (ii) the Fair Market Value of a share of Common Stock as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to the Participant’s account, Dividend RSUs will be considered RSUs for all purposes of this Agreement.
7.    Restrictions on Transferability.
Neither the Award evidenced by this Agreement nor the RSUs may be sold, transferred, pledged, assigned, or otherwise alienated at any time, other than by will or the laws of descent and distribution. Any attempt to do so contrary to the provisions hereof shall be null and void.
8.    Tax Consequences and Payment of Withholding Taxes.
Neither the Company nor any of its Affiliates shall be liable or responsible in any way for the tax consequences relating to the award of RSUs, their vesting and the settlement of vested RSUs in shares of Common Stock. The Participant agrees to determine and be responsible for any and all tax consequences to the Participant relating to the award, vesting and settlement of RSUs hereunder. If the Company is obligated to withhold an amount on account of any tax imposed as a result of the grant, vesting or settlement of the RSUs, the provisions of Section 13.4 of the Plan regarding the satisfaction of tax withholding obligations shall apply (including any required payments by the Participant).
9.    Administration.
The Plan and this Award of RSUs are administered by the Committee, in accordance with the terms and conditions of the Plan. Actions and decisions made by the Committee in accordance with this authority shall be effectuated by the Company.
10.    Plan and Agreement; Recoupment Policy.
The Participant hereby acknowledges receipt of a copy of the Plan. The grant of RSUs is made pursuant to the Plan, as in effect on the date hereof, and is subject to all the terms and conditions of the Plan, as the same may be amended or restated from time to time, and of this Agreement. If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern. The interpretation and construction by the Committee of the Plan, this Agreement, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon the Participant. The Company shall, upon written request therefore, send a copy of the Plan, in its then current form, to the Participant or any other person or entity then entitled to receive the shares of Common Stock to be issued in settlement of the RSUs.

The Company may recover any equity awarded to the Participant under this Agreement, or proceeds from the sale of such equity, to the extent required by any rule of the Securities and Exchange Commission or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of the Company implementing such rule or listing standard.
11.    No Employment Rights.
Neither this Agreement nor the Award evidenced hereby shall give the Participant any right to continue in the employ of the Company, any Affiliate or any other entity, or create any inference as to the length of employment of the Participant, or affect the right of the Company (or any Affiliate or any other entity) to terminate the employment of the Participant (with or without Cause), or give the Participant any right to participate in any employee welfare or benefit plan or other program of the Company, any Affiliate or any other
12.    Requirements of Law and No Disclosure Rights.
The Company shall not be required to issue any shares of Common Stock in settlement of RSUs granted under this Agreement if the issuance of such shares shall constitute a violation of any provision of any applicable law or regulation of any governmental authority. The Company shall have no duty or obligation beyond those imposed by applicable securities laws generally to affirmatively disclose to the Participant or a Representative, and the Participant or Representative shall have no right to be advised of, any material non-public information regarding the Company or an Affiliate at any time prior to, upon or in connection with the issuance of the shares of Common Stock in settlement of the Participant’s RSU Award.
13.    Governing Law.
This Agreement, the awards of RSUs hereunder and the issuance of Common Stock in payment of RSUs shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota (other than its laws respecting choice of law).
14.    Entire Agreement.
This Agreement and the Plan constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.
15.    Amendment.
Any amendment to this Agreement shall be in writing and signed on behalf of the Company, and shall comply with the terms and conditions of the Plan.
16.    Waiver; Cumulative Rights.
The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.
17.    Counterparts.
This Agreement may be signed in two (2) counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.
18.    Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
19.    Severability.
If for any reason any provision of this Agreement shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

20.    Successors and Assigns.
This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company, and upon the heirs, legal representatives and successors of the Participant.
21.    Code Section 409A.
Notwithstanding anything to the contrary in this Agreement, including Section 4, if any amount shall be payable with respect to this Award as a result of the Participant’s “separation from service” at such time as the Participant is a “specified employee” (as those terms are defined in regulations promulgated under Code Section 409A) and such amount is subject to the provisions of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh calendar month beginning after the Participant’s separation from service (or the date of Participant’s earlier death), or as soon as administratively practicable thereafter. Participant shall not have the right to designate the timing of settlement of the RSUs. If the thirty-day settlement period spans two different calendar years, settlement shall occur during the later calendar year.
[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has hereunto set his hand, all as of the day and year first above written.
REGIS CORPORATION
By: _______________________________________________________
Name: _____________________________________________________
Title: _____________________________________________________
PARTICIPANT:
___________________________________________________________
[Name]